Exhibit 99.1

PRESSRELEASE
www.HelixESG.com

Helix Energy Solutions Group, Inc. · 400 N. Sam Houston Parkway E., Suite 400 · Houston, TX 77060 · 281-618-0400 · Fax: 281-618-0505

For Immediate Release	07-012

		Contact:	Wade Pursell
Date:	June 12, 2007	Title:	Chief Financial Officer

Cal Dive to Acquire Horizon Offshore
Helix Energy Solutions (NYSE: HLX) announced today that its majority owned subsidiary, Cal Dive International, Inc. (NYSE: DVR) has signed a merger agreement to acquire Horizon Offshore, Inc. (NASDAQ: HOFF) with a combination of Cal Dive stock and cash. A more detailed description of the transaction is included in a simultaneous announcement from Cal Dive.
Details of the transaction particularly pertinent to Helix shareholders are as follows:
•	The aggregate consideration for Cal Dive’s acquisition is valued at approximately $650 million, including approximately $22 million of Horizon’s net debt as of March 31, 2007.

•	Cal Dive will finance the cash component of the consideration for the transaction (approximately $302.5 million) through borrowings, and that debt will be non-recourse to Helix.

•	The equity component of the consideration will be funded with approximately 20.4 million shares of Cal Dive common stock and the issuance of this equity will reduce Helix’s majority interest in Cal Dive from 73% to approximately 59%.
Martin Ferron, President and Chief Executive Officer, stated “The acquisition of Horizon makes excellent strategic sense for Cal Dive. Among other things, it provides Cal Dive with platform abandonment capability in the Gulf of Mexico and improves their presence in key international markets. Both of these benefits are regarded as important growth drivers for Cal Dive.”
“The deal is expected to be accretive to Cal Dive earnings and cash flow, even before cost and revenue synergies are tapped. This accretion, together with the increased float of Cal Dive stock, should enhance the value of Helix’s majority ownership position in Cal Dive.”
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit. That business unit is a prospect generation, exploration, development and production company. Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings, any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ending December 31, 2006. We assume no obligation and do not intend to update these forward-looking statements.